AMENDMENT TO
SERVICES AGREEMENT

AMENDMENT made as of the 1st day of January, 2011 between Allianz Variable Insurance Products Fund of Funds Trust (the “Trust”) and Citi Fund Services Ohio, Inc. (“Citi”), to that certain Services Agreement, as amended and restated on October 23, 2007, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain services for each investment portfolio of the Trust (individually a “Portfolio” and collectively the “Portfolios”);

WHEREAS, Citi and the Trust wish to extend the term of the Agreement and change the Services to be provided by Citi pursuant to the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.           Term.  The second sentence of Article 6 is deleted and replaced with the following:

“This Agreement shall continue in effect until December 31, 2013.”

2.           Fees.  Schedule A of the Agreement is hereby amended by adding the following to the end thereof:

“Fee Waiver

Citi agrees to waive its fees with respect to any new Portfolio for six months after such Portfolio commences operations.”

3.           Schedule B.

The “Legal Services” Section of Schedule B is deleted and replaced with the following:

“Regulatory Administration Services

1)	Prepare revised policies and procedures, if requested. ”

4.           Representations and Warranties.

(a)           The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

5.           Miscellaneous.

(a)           This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Agreement.  Except as set forth herein, the Agreement shall remain in full force and effect.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ALLIANZ VARIABLE INSURANCE
PRODUCTS FUND OF FUNDS TRUST

By: /s/ Brian Muench

Name: Brian Muench

Title: President

CITI FUND SERVICES OHIO, INC.

By: /s/ Joseph L. Rezabek

Name: Joseph L. Rezabek

Title: Vice President